Securities and Exchange Commission
Washington, DC  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2002

                     FNB Banking Company
(Exact name of Registrant as Specified in Charter)

Georgia	2-94292	58-1479370
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

318 South Hill Street Post Office Drawer F Griffin, Georgia	30224
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (770) 227-2251

                                          Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

ITEM 2.            ACQUISITION OR DISPOSITION OF ASSETS

            On May 31, 2002, FNB Banking Company, Griffin, Georgia (the “Company”) completed its acquisition of American Community Bank of Georgia, McDonough, Georgia (“American”), by the merger of American with and into First National Bank of Griffin, Griffin, Georgia, a subsidiary of the Company, pursuant to the Amended and Restated Agreement and Plan of Reorganization, dated November 9, 2001, between the Company and American (the “Agreement”).  As a result of the merger, each share of common stock of American was converted into the right to receive $13.35 in cash, which amount represents the $13.25 per share merger consideration provided for in the Agreement, plus interest on that amount from December 31, 2001 through the date of the merger.  The merger consideration was determined by negotiation between the parties.

            On June7, 2002, the Company issued a press release announcing the consummation of the merger as contemplated by the Agreement.  The Agreement and the press release are attached hereto as Exhibits 2 and 99, respectively, and are incorporated herein by reference in their entirety.  The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such Agreement.

ITEM 7.          EXHIBITS.

            (a)            The financial statements of the Company required to be reported as a result of the transaction described in Item 2 have not been completed as of the date of this report and will be filed as an amendment to this report as soon as practicable in accordance with Item 7(a)(4) of Form 8-K.

            (b)            The pro forma financial information required to be reported as a result of the transaction described in Item 2 has not been completed as of the date of this report, and will be filed as an amendment to this report as soon as practicable in accordance with Item 7(a)(4) of Form 8-K.

            (c)            Exhibits

Exhibit	Description of Exhibit
2	Amended and Restated Agreement and Plan of Reorganization, dated November 9, 2001, between FNB Banking Company and American Community Bank of Georgia.
99	Press Release dated June 7, 2002.

            Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FNB BANKING COMPANY By: /s/ C.A. Knowles C.A. Knowles President

Dated:  June 12, 2002